Exhibit (a)(1)(D)

ODD LOT CERTIFICATION FORM

CERTIFICATION FORM TO BE COMPLETED BY ALL OWNERS OF LESS THAN 100 SHARES THAT SEEK ODD LOT PRIORITY

SUBMIT THIS FORM WITH A PROPERLY COMPLETED AND SIGNED LETTER OF TRANSMITTAL

Shareholders holding less than 100 Shares (also known as odd lot holders) who properly tender all of their Shares at or below the Purchase Price will have all of their Shares accepted for payment even if the Offer is over-subscribed. Odd Lot Holders who wish to take advantage of this preference should submit this form along with a properly completed Letter of Transmittal that indicates that all of the shareholder’s Shares are being tendered. See Section 1—Price; Number of Shares; Expiration Date; Proration of the Offer to Purchase and the Important Instructions and Information. If you tender a total number of whole Shares such that if this number was to be accepted by the Company you would be left with only a fractional Share, as described in the Offer to Purchase, you will be considered to be tendering all of your Shares, including the fractional Share.

The aforementioned preference is only available to odd lot holders who tender all of their Shares at or below the Purchase Price. This preference is not available to (i) holders who tender any Shares above the Purchase Price, (ii) partial tenders of less than all of such holder’s Shares or (iii) to beneficial or record holders of an aggregate of 100 or more Shares (even if these holders have separate accounts representing fewer than 100 Shares). Accordingly, this section is to be completed only if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Shares.

By checking the box below and including this form with a signed Letter of Transmittal, the tendering Shareholder hereby certifies that the tendering Shareholder is either (check only one box):

□             the beneficial or record owner of an aggregate of less than 100 Shares; or

□             a broker, dealer, commercial bank, trust company or other nominee that (a) is tendering for the beneficial owner(s), Shares with respect to which it is the record holder and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of less than 100 Shares.

IF YOU ARE THE RECORD OWNER OF LESS THAN 100 SHARES (AN ODD LOT)

 PLEASE RETURN THIS FORM WITH A PROPERLY COMPLETED AND SIGNED LETTER OF TRANSMITTAL